UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2022

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On December 20, 2022, Altimmune, Inc. (the “Company”) issued a press release announcing results from its trial of pemvidutide in subjects with non-alcoholic fatty liver disease (NAFLD). The Company intends to host a conference call and live webcast to discuss the results on December 20, 2022 at 8:30 a.m. E.T. The Company has made available a slide presentation to accompany the call, a copy of which is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.2.

Item 8.01 Other Events

On December 20, 2022, the Company announced results from a 24-week (12 week extension) trial of pemvidutide (formerly known as ALT-801), an investigational glucagon-like peptide-1 (GLP-1)/glucagon dual receptor agonist.

Of the 83 subjects who completed the initial 12-week Phase 1b NAFLD trial, 66 subjects consented to participate in this 12-week extension trial to receive a total of 24 weeks of treatment, and 64 subjects were enrolled. The trial was conducted without adjunctive diet and exercise interventions and the double-blinding of the trial was maintained during the extension study. The same endpoints as the parent, 12-week Phase 1b NAFLD trial were employed, with a primary efficacy endpoint of percent (%) reduction in liver fat content; key secondary endpoints were reduction in liver inflammation, as measured by serum ALT levels and cT1, and percent weight loss.

At baseline, across all treatment groups, mean BMI was 36.7 kg/m2 and mean liver fat content, as measured by MRI-PDFF, was 22.2%. Type 2 diabetes was present in 26.6% of subjects and 73.4% of study subjects were of Hispanic ethnicity.

The trial met its primary endpoint in all pemvidutide treatment groups. At the 1.8 mg and 2.4 mg doses, subjects receiving pemvidutide achieved mean relative reductions of liver fat content of 75.2% and 76.4%, respectively; 92.3% and 100% of subjects, respectively, achieved a 30% reduction in liver fat, 84.6% and 72.7% of subjects, respectively, achieved a 50% reduction in liver fat, and 53.8% and 45.5% of subjects, respectively, achieved normalization of liver fat, defined as liver fat fraction of 5% or less.

Statistically significant declines in mean serum ALT levels were observed in all pemvidutide-treated subjects, and in subjects with baseline serum ALT ≥30 IU/L, ALT levels declined at least 17 IU/L at all pemvidutide dose levels. In a subset of subjects evaluated for cT1 response, 75.0% and 100% of subjects receiving 1.8 mg or 2.4 mg pemvidutide, respectively, achieved an 80 millisecond (ms) decrease in cT1. Elevated cT1 levels have been associated with increased risk of major adverse cardiac events and major adverse liver outcomes, and an 80 ms reduction has been associated with a 2-point reduction of NAFLD Activity Score.

The trial also met its key secondary weight loss endpoint in all pemvidutide treatment groups. Employing an efficacy estimand, mean weight losses of 7.2% (placebo-adjusted 6.0%) in subjects without diabetes and 6.2% (placebo-adjusted 4.8%) in all subjects were achieved at the 1.8 mg dose.

Pemvidutide was generally well tolerated. A total of 3 serious or severe adverse events (AEs) were reported, each unrelated to study drug administration (chest pain post-elective cardiac stent placement; Salmonella infection; and hypertension greater than 3 weeks after the completion of treatment). Three AEs led to treatment discontinuation, 1 being the Salmonella infection, and 2 gastrointestinal AEs, 1 (6.3%) at the 1.2 mg dose and 1 (6.7%) at the 1.8 mg dose. As expected, gastrointestinal events comprised the majority of AEs and were predominantly mild in nature. No clinically significant ALT elevations were observed. Glycemic control was maintained, with pemvidutide groups demonstrating trends toward improvements in fasting glucose and HbA1c over the 24 weeks of treatment. Meaningful reductions in systolic blood pressure were observed, and increases in heart rate, typical of the incretin class of agents, were minimal at 0 to 4 beats per minute and independent of dose.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Press Release of Altimmune, Inc. dated December 20, 2022

99.2	Slide Presentation of Altimmune, Inc. dated December 20, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Richard Eisenstadt
Name: Richard Eisenstadt
Title: Chief Financial Officer

Dated: December 20, 2022